Exhibit 99.1

Contacts:

Colby Zintl	Derrick Nueman
Ask Jeeves Corporate Communications	Ask Jeeves Investor Relations
510-985-7640	510-985-7485
czintl@askjeeves.com	dnueman@askjeeves.com

Ask Jeeves to Acquire Interactive Search Holdings

-Acquisition Doubles Ask Jeeves’ Market Share and Strengthens Position in the Rapidly
Growing Search Market-

-Acquisition is Highly Accretive–

-Ask Jeeves Raises Stand-Alone Financial Guidance for the First Quarter and Full-Year 2004-

EMERYVILLE, Calif., March 4, 2004 – Ask Jeeves, Inc. (Nasdaq:ASKJ), a provider of Web-wide search, today announced it has signed a definitive agreement to acquire privately-held Interactive Search Holdings, Inc. Under the terms of the agreement, Ask Jeeves will issue 9.3 million shares of common stock and options and pay $150 million in cash. This reflects an aggregate purchase price of $343 million based on Ask Jeeves’ closing price on March 3, 2004. In addition, Ask Jeeves may pay up to an additional $17.5 million in cash based on various factors including Interactive Search Holdings’ operating performance.

“The acquisition of Interactive Search Holdings will be an important step in Ask Jeeves’ growth strategy. This acquisition will double our market share, enhance our ability to compete in the fast-growing search market, and is expected to increase the financial returns to our shareholders,” said Steve Berkowitz, CEO of Ask Jeeves. “This acquisition will enable us to combine Ask Jeeves’ proven strengths in user experience, search technology and brand development with Interactive Search Holdings’ strengths in distribution and direct marketing. By leveraging these two complementary approaches to search, we expect to accelerate Ask Jeeves’ market share gains in 2004 and beyond.”

Interactive Search Holdings is one of the largest privately held online search and media companies, ranking as the 9th most visited U.S. property on the Web in December 2003 as measured by comScore Media Metrix (where it is listed as “The Excite Network”). Interactive Search Holdings’ Web properties and businesses include My Way, My Search, My Web Search, iWon, Excite and the MaxOnline advertising network. In December 2003, Interactive Search Holdings’ Web properties reached 17 percent of domestic Internet users. Additionally, Interactive Search Holdings had approximately 700 million searches in the fourth quarter. This compares to 680 million searches on Ask Jeeves’ proprietary sites during the same period.

“Interactive Search Holdings shares Ask Jeeves’ commitment to search. We have been successful growing our search business and joining Ask Jeeves gives us an even greater opportunity to scale going forward,” said Jonas Steinman, co-CEO and founder of Interactive Search Holdings.

“Together, Ask Jeeves and Interactive Search Holdings will have substantially more traffic and advertising inventory, which we believe will increase our value to advertisers and partners,” added Bill Daugherty, co-CEO and founder of Interactive Search Holdings.

Following completion of the acquisition, Interactive Search Holdings will become a wholly-owned subsidiary of Ask Jeeves and its operations will remain in Irvington, New York. The transaction is subject to customary closing conditions, including regulatory approval. It is expected the transaction will be completed by the end of the second quarter of 2004.

Business Outlook

The following business outlook contains forward-looking statements describing management’s current expectations for the future. The matters discussed in these forward-looking statements are subject to numerous assumptions, risks and uncertainties, some of which are listed or referred to in the cautionary note below. Similarly, the forward-looking guidance provided in this press release is based on limited information available to Ask Jeeves at this time, which is subject to change. As a result of these uncertainties and information limits, Ask Jeeves’ actual results in the future may differ materially from management’s current expectations. Although management’s expectations may change after the date of this release, Ask Jeeves undertakes no obligation to revise or update the guidance below. The lack of any revision or update is not meant to imply continued affirmation of the guidance below. The pro forma guidance below has been calculated in a manner consistent with the pro forma historical data provided in Ask Jeeves’ year-end 2003 earnings release.

First Quarter and 2004 Business Outlook (Ask Jeeves on a Stand-Alone Basis)

Commenting on Ask Jeeves’ business outlook, the company’s CFO, Steve Sordello, said “We are raising our stand-alone financial projections primarily due to stronger than anticipated traffic this quarter.”

For the first quarter on a stand-alone basis, Ask Jeeves now anticipates revenues of $37 million and pro forma income of approximately $0.18 per share. This compares to prior revenue and pro forma income projections of $35 million and $0.16 per share, respectively. Ask Jeeves anticipates that GAAP net income will be $0.17 per share, which compares to prior expectations of $0.15 per share. The anticipated difference between first quarter GAAP-basis net income and pro forma income of approximately $0.01 per share is expected to result primarily from amortization of other assets.

For 2004 on a stand-alone basis, Ask Jeeves now anticipates revenues of $148 million and pro forma income of $0.68 per share on a stand-alone basis. This compares to prior revenue and pro forma income projections of $142 million and $0.60, respectively. Ask Jeeves anticipates that GAAP net income for 2004 will be $0.64 per share. The $0.04 per share difference between GAAP and pro forma is primarily due to the amortization of intangibles.

2004 Business Outlook (Upon Acquisition Closing)

Commenting on the acquisition, Sordello added, “From a financial perspective, this acquisition is expected to be highly accretive. We are increasing the scale of our business in terms of revenue, earnings and market position. We believe this will better enable us to increase our return to shareholders over the near term and the long term.”

Upon the closing of this acquisition, Ask Jeeves anticipates combined company revenues of approximately $220 to $230 million and pro forma income of approximately $0.85 to $0.90 per share for 2004. Ask Jeeves at this time is unable to forecast the combined company’s GAAP-basis net income for 2004 without unreasonable effort inasmuch as Ask Jeeves is still evaluating how the acquisition will affect the company’s amortization of intangibles.

Conference Call Scheduled for 8:30 a.m. Eastern Time on March 4, 2004

Ask Jeeves will hold a conference call to discuss the acquisition of Interactive Search Holdings on March 4, 2004 at 8:30 a.m. Eastern time. A more detailed outlook will be presented on the call than is contained in this release. Interested persons can listen to a live broadcast of the conference call on the Internet at www.ask.com/investor or dial (800) 257-6607 for domestic callers and (303) 262-2142 for international callers. To listen to the live call, go to the web site at least fifteen minutes prior to the start time to download and install the necessary audio software. For those unable to listen to the live broadcast, a replay will be available one hour after the conclusion of the call at www.ask.com/investor for a period of three months.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements. All statements regarding the future are forward-looking statements, including those statements regarding (i) the expected benefits of the acquisition, including doubling our market share, enhancing our ability to compete, increasing financial returns to investors, acceleration of market share gains in 2004, increasing our value to advertisers and partners, and expected accretion, and (ii) all expectations regarding revenue and productivity metrics, cash flow, net income, pro forma income, revenue growth and pro forma income per share in the future. The matters discussed in those statements are subject to risks and uncertainties that could cause actual results to differ materially from the results expressed or implied by the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to: Ask Jeeves’ dependence on the Internet and its dependence on a single third-party paid placement provider; the risk of further vertical consolidation in the Internet search and keyword advertising markets; the risk that Ask Jeeves’ user base might migrate to other search engines or that its web traffic might otherwise decline; risks associated with rapid technological change; the risk that companies’ internet advertising budgets might contract or grow at a slower pace; Ask Jeeves’ dependence on third parties for content, distribution and advertising delivery; potential lack of market acceptance of Ask Jeeves advertising products; introduction of new advertising products or search technologies by competitors; declines in the average selling price of Ask Jeeves’ advertising products; adverse economic conditions in any of the major countries or markets in which Ask Jeeves does business or to which its web content is targeted; and risks associated with the integration of Interactive Search Holdings. In addition, the post-acquisition forecasts are subject to the additional risks faced by Interactive Search Holdings. As a relatively short announcement, this press release cannot present a full discussion of such risks. Further information on risk factors that could affect Ask Jeeves’ financial results is included in its most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. Ask Jeeves encourages investors to read all of the disclosures in its SEC filings for a broader discussion of important factors that may be material to investors and may affect Ask Jeeves’ business, financial condition and results of operations.

About Interactive Search Holdings

Interactive Search Holdings (www.interactivesearchholdings.com), whose properties and subsidiaries include My Way, My Search, My Web Search, iWon, Excite and MaxOnline, is one of the largest online search and media companies in the world. Founded in October 1999, Interactive Search Holdings is a comScore Media Metrix Top Ten Web Property. The company is headquartered in Irvington, NY, and has sales offices in New York, Chicago, San Francisco and Los Angeles.

About Ask Jeeves, Inc.

Ask Jeeves, Inc. is a provider of Web-wide search, providing consumers with authoritative and fast ways to find relevant information to their everyday searches. Ask Jeeves deploys its search technologies on Ask Jeeves (Ask.com and Ask.co.uk), Teoma.com, and Ask Jeeves for Kids (AJKids.com). In addition to its Web sites, Ask Jeeves syndicates its search technology and advertising units to a network of third-party web sites. Ask Jeeves is based in Emeryville, California, with offices in New York, Boston, New Jersey, Los Angeles, London and Dublin.

For more information, visit http://www.Ask.com or call 510-985-7400.

NOTE: Ask Jeeves, Ask.com and Teoma are registered trademarks of Ask Jeeves, Inc. My Way, My Search, My Web Search, iWon, Excite and MaxOnline are trademarks of Interactive Search Holdings.

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